Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-121081, 333-83444, 333-93473, 33-12399, 333-39319, 33-78584, 33-40796, and 33-65081 on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of Dionex Corporation and its subsidiaries, and management’s assessment on the effectiveness of internal control over financial reporting dated September 13, 2006 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), appearing in the Annual Report on Form 10-K of Dionex Corporation for the year ended June 30, 2006.
/s/ Deloitte & Touche LLP
San Jose, California
September 13, 2006